EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use, in this Registration Statement on Form S-1, of our report dated March 3, 2022, related to the financial statements of Janover, Inc. as of December 31, 2021 and 2020, and for the years then ended. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ dbbmckennon

Newport Beach, California

October 14, 2022